          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:

[_]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               NUMAR CORPORATION
                               -----------------
               (Name of Registrant as Specified In Its Charter)


                  ------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required per Exchange Act Rule 14a-6(i)(2)
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

           1)   Title of each class of securities to which transaction applies:

           2)   Aggregate number of securities to which transaction applies:

           3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:/1/

           4)   Proposed maximum aggregate value of transaction:

           5)   Total fee paid:


[_]  Fee paid previously with preliminary materials:

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)    Amount Previously Paid:

     2)    Form, Schedule or Registration Statement No.:

     3)    Filing Party:

     4)    Date Filed:


/1/ Set forth the amount on which the filing fee is calculated and state how it was determined.

                   [LOGO OF NUMAR CORPORATION APPEARS HERE]


                   508 Lapp Road, Malvern, Pennsylvania 19355

                              ------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  May 14, 1997

                              ------------------

     The Annual Meeting of Shareholders of NUMAR Corporation (the "Company") will be held on Wednesday, May 14, 1997, at 9:30 a.m. at the offices of Chase Manhattan Bank, 270 Park Avenue, 11th Floor, Room E, New York, New York 10017, for the following purposes:

     1.  Election of directors;

     2.  Approval of amendments to the 1994 Stock Incentive Plan;

     3.  Approval of amendments to the 1995 Employee Stock Purchase Plan;

     4. The ratification of the appointment of Coopers & Lybrand L.L.P. as the Company's independent accountants for the 1997 fiscal year; and

     5. Transaction of such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on March 31, 1997 as the record date for the determination of holders of Common Shares entitled to notice of and to vote at the meeting.

     All shareholders are cordially invited to attend the meeting, but whether or not you expect to attend the meeting in person, please sign and date the enclosed proxy and return it promptly in order that your shares may be voted. If you attend the meeting, you may revoke your proxy and vote in person.

                             By Order of the Board of Directors
                             RUTH E. LARSEN
                             Assistant Secretary
April 14, 1997

                   [LOGO OF NUMAR CORPORATION APPEARS HERE]


                                 508 Lapp Road
                          Malvern, Pennsylvania 19355

                                ---------------

                                PROXY STATEMENT

                                ---------------

                                                                  April 14, 1997
                                    GENERAL

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of NUMAR Corporation (the "Company"), a Pennsylvania corporation, for use at the Company's Annual Meeting of Shareholders (the "Meeting") to be held on Wednesday, May 14, 1997 at 9:30 a.m. at the offices of Chase Manhattan Bank, 270 Park Avenue, 11th Floor, Room E, New York, New York 10017, for the purposes set forth in the notice of meeting. This proxy statement, the notice of meeting and the enclosed proxy card are being sent to shareholders on or about April 14, 1997.

     The Board of Directors does not intend to bring any matters before the Meeting except those indicated in the notice and does not know of any matter which anyone else proposes to present for action at the Meeting. If any other matters properly come before the Meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

     If the enclosed proxy is properly executed and returned prior to voting at the Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. In the absence of instructions, the shares will be voted "FOR" the nominees of the Board of Directors in the election of directors, "FOR" the approval of certain amendments to the 1994 Stock Incentive Plan, "FOR" the approval of certain amendments to the 1995 Employee Stock Purchase Plan and "FOR" the ratification of Coopers & Lybrand L.L.P. as the Company's independent accountants for 1997.

     Any proxy may be revoked at any time prior to its exercise by notifying the Assistant Secretary of the Company in writing, by delivering a duly executed proxy bearing a later date or by attending the Meeting and giving notice of such revocation. Attendance at the Meeting does not by itself constitute revocation of a proxy.

                       OUTSTANDING SHARES, VOTING RIGHTS
                      AND SHAREHOLDINGS OF CERTAIN PERSONS

Outstanding Shares and Voting Rights

     At the close of business on March 31, 1997, the record date fixed for the determination of shareholders entitled to notice of and to vote at the Meeting, there were outstanding 8,398,463 of the Company's common shares (the "Common Shares"), the only class of voting securities outstanding. Only the record holders of such Common Shares as of the close of business on March 31, 1997 will be entitled to vote. The presence at the Meeting, in person or by proxy, of shareholders entitled to cast a majority of the votes which all shareholders are entitled to cast, will constitute a quorum. Each Common Share is entitled to one vote, without cumulation, on each matter to be voted upon at the Meeting.

Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth, as of the close of business on February 28, 1997, certain information with respect to the beneficial shareholdings of each director or nominee, each of the executive officers named in the Summary Compensation Table and all executive officers and directors as a group, as well as the holdings of each shareholder who was known to the Company to be the beneficial owner, as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of more than 5% of the Common Shares, based upon Company records or Securities and Exchange Commission records. Each of the persons listed below has sole voting and investment power with respect to such shares, unless otherwise indicated.

                                                               Common Shares            Percent
Name of Beneficial Owner                                     Beneficially Owned         of Class
------------------------                                     ------------------         --------
Bermuda Trust Company Limited...........................          900,000 (1)             10.7%
 as Trustee of the Lord Jim Trust
 c/o Bank of Bermuda
 6 Front Street
 Hamilton, Bermuda
Centennial Associates, L.P. and affiliates..............          798,541 (2)              9.5
 900 Third Avenue
 New York, NY 10022
Barry M. Davis..........................................          723,144 (3)              8.6
 c/o Davis Venture Partners, L.P.
 320 South Boston, Suite 1000
 Tulsa, OK 74103
Prince Resources Limited................................          491,870                  5.9
 505 Park Avenue
 New York, NY 10022
Davis Venture Partners,  L.P............................          700,486                  8.3
 320 South Boston, Suite 1000
 Tulsa, OK 74103
Wellington Management Company...........................          644,300                  7.7
 75 State Street
 Boston, MA 02109
Melvin N. Miller........................................          334,143 (4)              3.9
Seymour G. Mandell......................................          174,771 (5)              2.1
 1735 Market Street, Suite 3410
 Philadelphia, PA 19103
Thomas Blades...........................................               0                   -
Richard N. Chandler.....................................           34,622 (6)              *
George R. Coates........................................           21,811 (7)              *
Edward P. Delson........................................           49,219 (8)              *

                                                               Common Shares            Percent
Name of Beneficial Owner                                     Beneficially Owned         of Class
------------------------                                     ------------------         --------
David S. Hirsch.........................................          57,375 (9)               *
Manfred G. Prammer, Ph.D................................          10,700 (10)              *
James H. Simons.........................................          13,434 (11)              *
Ralph F. Spinnler.......................................          10,875 (12)              *
All directors and executive officers as
 a group (11 persons)...................................       1,430,094 (13)             16.4%

--------------------
*      Less than 1% of the outstanding Common Shares of the Company.

(1) The beneficiaries of the Lord Jim Trust are Mr. Simons, a director of the Company, and members of his immediate family. Mr. Simons disclaims beneficial ownership of the shares held by the trust.
(2) Consists of 325,641 Common Shares, 241,000 Common Shares, 139,500 Common Shares, 63,500 Common Shares, and 28,900 Common Shares owned by Centennial Associates, L.P., Centennial Energy Partners, L.P., Tercentennial Energy Partners, L.P., Quadrennial Partners, L.P. and Joseph H. Reich & Co., Inc., respectively. Joseph H. Reich and Peter K. Seldin share voting and investment power with respect to each of these shares. Messrs. Reich and Seldin are general partners of each of Centennial Associates, L.P. and Centennial Energy Partners, L.P. Mr. Reich is the President, sole director and shareholder of Joseph H. Reich & Co. and Mr. Seldin is its Vice President.
(3) Includes 700,486 Common Shares owned by Davis Venture Partners, L.P. ("Davis Venture Partners"), 13,864 Common Shares owned by Davis Resources, 4,419 Common Shares held by trusts for which Mr. Davis acts as trustee and 4,375 Common Shares issuable upon exercise of the vested portion of outstanding stock options. Mr. Davis is a general partner of Davis Venture Partners and a general partner of Davis Resources. Mr. Davis disclaims beneficial ownership of 6,932 of the shares owned by Davis Resources and the 4,419 shares held in the trusts. (4) Consists of 153,042 Common Shares held jointly with Dr. Miller's wife and 183,101 Common Shares issuable upon exercise of the vested portion of outstanding stock options.
(5) Includes 4,375 Common Shares issuable upon exercise of the vested portion of outstanding stock options.
(6) Includes 25,622 Common Shares issuable upon exercise of the vested portion of outstanding stock options.
(7) Includes 18,811 Common Shares issuable upon exercise of the vested portion of outstanding stock options.
(8) Includes 39,144 Common Shares issuable upon exercise of the vested portion of outstanding stock options.
(9) Includes 27,500 Common Shares held in a retirement plan for Mr. Hirsch's benefit and 4,875 Common Shares issuable upon exercise after vested portion of outstanding stock options.
(10) Includes 9,200 Common Shares issuable upon exercise of the vested portion of outstanding stock options.
(11) Includes 4,000 Common Shares issuable upon exercise of the vested portion of outstanding stock options.
(12) Includes 10,875 Common Shares issuable upon exercise of the vested portion of outstanding stock options.
(13) Includes 302,378 Common Shares issuable upon exercise of the vested portion of outstanding stock options.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

     Section 16(a) of the Exchange Act requires the Company's executive officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities (collectively, the "reporting persons") to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of these reports.

     Based on the Company's review of the copies of reports received by it, and written representations, if any, received from reporting persons with respect to the filing of reports on Forms 3, 4 and 5, the Company believes that all filings required to be made by the reporting persons for the period January 1, 1996 to December 31, 1996 were made on a timely basis, except for a corrected Form 5 for the fiscal 1995 for Mr. Hirsch which was filed approximately one week late.

                       PROPOSAL 1.  ELECTION OF DIRECTORS

                             NOMINEES FOR ELECTION

     At the Meeting, the shareholders will elect six directors to hold office, subject to the provisions of the Company's By-laws, until the Annual Meeting of Shareholders in 1998 and until their respective successors shall have been duly elected and qualified. Unless contrary instructions are given, the shares represented by the enclosed proxy will be voted "FOR" the election of the nominees set forth below.

     Each nominee has consented to being named in this proxy statement and to serve, if elected. If any nominee at the time of his election is unable or unwilling to serve or is otherwise unavailable for election, and as a result another nominee is designated by the Board of Directors, the persons named in the enclosed proxy, or their substitutes, will have discretion and authority to vote or refrain from voting for such nominee in accordance with their judgment. The six nominees receiving the highest number of votes cast at the Annual Meeting will be elected directors. For such purposes, the withholding of authority to vote, an abstention or the specific direction not to cast a vote, such as a broker non-vote, will not constitute the casting of a vote in the election of directors.

     The nominees for election as directors, together with certain information about them, are as follows:

                                        Director      Present Position
Name                             Age    Since         With The Company
----                             ---    -----         ----------------
Melvin N. Miller, Ph.D........   60      1983         Chairman of the Board of
                                                      Directors, Chief Executive
                                                      Officer and President

Barry M. Davis/(1)/...........   56      1988         Director

David S. Hirsch/(2)/..........   61      1993         Director

Seymour G. Mandell/(1)/.......   60      1983         Director

James H. Simons, Ph.D./(2)/...   58      1990         Director

Ralph F. Spinnler/(1)/........   57      1994         Director

--------------------
(1)  Member of the Compensation Committee, of which Mr. Spinnler is Chairman.
(2)  Member of the Audit Committee, of which Mr. Hirsch is Chairman.


     Melvin N. Miller, Ph.D., founded the Company and has served as Chairman of the Board and Chief Executive Officer since its founding in 1983 and as President from its founding to August 1994. Dr. Miller has been President since March 21, 1995. Dr. Miller was instrumental in developing the MRIL tool and has led the effort to introduce the product to the market globally. From 1971 to 1982, he was President of the Geometric Data Division of SmithKline Beecham, a division that SmithKline Beckman (now SmithKline Beecham) acquired from Dr. Miller in 1971. Dr. Miller received a Ph.D. in Engineering from the University of Pennsylvania.

     Barry M. Davis has over 25 years' experience in the venture capital industry and is the Managing General Partner of Davis Venture Partners, a venture capital limited partnership headquartered in Tulsa, Oklahoma since 1985 and the President of Alliance Business Investment Company, a licensed small business investment company, since 1965. Mr. Davis serves on the board of Coleman Natural Holdings Corp., Alliance Business Investment Company, National Venture Capital Association, Hillcrest Healthcare

Corporation and the University of Tulsa. Mr. Davis is a partner in the Davis companies, which are energy/natural resources companies with activities in the Southwest, since 1965.

     David S. Hirsch has been a private investor since January 1993. Prior to retiring from Schroder Wertheim & Co., Inc. in December 1992, Mr. Hirsch had served as a managing director and partner of that company and its predecessor firms. Mr. Hirsch's employment with Schroder Wertheim & Co., Inc. commenced in 1960. Mr. Hirsch also serves on the board of directors of Scangraphics, Inc., and its predessor firms and Strategic Agricultural Management Corp.

     Seymour G. Mandell is the President of MGM Consulting Corporation, a management consulting company founded by Mr. Mandell in 1987. Mr. Mandell serves on the boards of the Samuel P. Mandell Foundation, Allegheny University's Institute for Cancer and Blood Diseases, the Middle East Forum, the Philadelphia Council of the Jewish Theological Seminary and the Philadelphia Committee to end Homeless.

     James H. Simons, Ph.D., is the Chairman and Chief Executive Officer of Renaissance Technologies Corporation, a private investment company, for which he has been employed for the past 12 years. Dr. Simons serves as Chairman of the Stony Brook Foundation and as a board member of the Long Island Research Institute. Dr. Simons also serves on the board of directors of Cylink Corporation, Franklin Electronic Publishers, Kentek Information Systems and Segue Software (for which he serves as Chairman).

     Ralph F. Spinnler has over 30 years' experience in the energy-related services and manufacturing industries. From 1979 through 1992, he was the President and Chief Executive Officer of Teleco Oilfield Services, Inc. which was acquired by Baker Hughes, Inc. in April 1992. Since April 1992, he has been the Chief Executive Officer of Quality Technologies, Inc., an engineering consulting and product development venture company.

               COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Board of Directors held four (4) meetings during 1996. The Company has standing Audit and Compensation Committees of its Board of Directors. The Board of Directors does not have a standing Nominating Committee. The functions of a nominating committee are carried on by the Board of Directors as a whole.

     The Audit Committee makes recommendations to the Board of Directors concerning the engagement, retention and discharge of independent accountants, reviews with the Company's independent accountants the plans and results of the accounting engagement, the Company's financial statements and the adequacy of the Company's system of internal accounting controls and directs any investigations into matters within the scope of the foregoing duties. During 1996, the Audit Committee met once.

     The Compensation Committee reviews and approves salaries and other matters relating to compensation of the Company's management and key employees, including incentives and other forms of compensation and benefits, and administers the Company's 1994 Stock Incentive Plan and 1995 Employee Stock Purchase Plan. The Compensation Committee held three (3) meetings during 1996.

     During 1996, all incumbent directors attended, in person or by conference telephone, at least 75% of the total number of the Board of Directors and committees of the Board on which they served, except for Mr. Spinnler, who attended 50% of the board meetings and 33% of committee meetings and was on leave of absence during the period of time the other meetings took place, and Dr. Simons who did not attend the Audit Committee meeting.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth information with respect to the compensation received by the Chief Executive Officer and the four most highly compensated executive officers of the Company for the fiscal year ended December 31, 1996, as well as the compensation paid to each such individual for the Company's two previous fiscal years.

                                                                              Annual                     Long Term
                                                                          Compensation/(1)/             Compensation
                                                                          ------------                  ------------
                                                                                                           Awards
                                                                                                           ------
                                                                                                Restricted
         Name and                                              Fiscal                              Stock        Options
    Principal Position                                          Year     Salary $    Bonus $     Awards ($)       (#)
    ------------------                                          ----     --------    -------     ----------       ---
Melvin N. Miller                                                1996    $ 210,000   $ 54,090         --         120,000
        Chairman of the Board, Chief                            1995      200,000     32,500         --          10,000
        Executive Officer and President                         1994      166,667         --         --          10,000

Thomas Blades                                                   1996    $ 138,667   $ 35,381         --              --
        Executive Vice President and
        Chief Operating Officer

Edward P. Delson                                                1996    $ 138,000   $ 31,500         --          24,000
        Senior Vice President and                               1995      129,000     13,455         --           7,500
        Chief Financial Officer                                 1994      116,470      2,126         --           7,500

George R. Coates                                                1996    $ 132,300   $ 19,524         --          10,000
        Vice President -                                        1995      126,000     10,773         --           7,500
        Petrophysical Applications                              1994      117,600      2,551         --           7,500

Richard N. Chandler                                             1996    $ 121,275   $ 20,148         --          10,000
        Vice President - Engineering & Manufacturing            1995      115,500     11,261         --           5,000
                                                                1994      111,125        866         --           7,500

(1) The Company has omitted in the Summary Compensation Table information concerning the value of perquisites and other personal benefits which, in the aggregate, do not exceed the lesser of $50,000 or 10% of the total salary and bonus reported for the named executive officers.

Stock Option Tables

 The following tables provide information with respect to stock option grants by the Company to the named executive officers in 1996 and the number of unexercised options and the value of unexercised in-the-money options at December 31, 1996, respectively.

                       Option Grants in Last Fiscal Year

                                                                                            Potential Realizable Value at Assumed
                                                                                                 Annual Rates of Stock Price
                                                          Individual Grants                    Appreciation for Option Term (3)
                                                          -----------------                    --------------------------------
                                           % of Total Options
                            Options       Granted to Employees     Exercise      Expiration
                            Granted        in Fiscal Year (1)      Per Share        Date               5%             10%
-------------------------------------------------------------------------------------------------------------------------------
Melvin N. Miller           20,000                5.79%             $15.4375       5/14/06          $194,171        $492,068

                           100,000 (2)          28.94%              14.1875       6/16/05           892,244       2,261,122

Thomas Blades              90,000               26.05%              13.5625       4/11/05           767,645       1,945,362

Edward P. Delson           12,000                3.47%              15.4375       5/14/06           116,503         295,241

                           12,000                3.47%              11.8125       2/28/06            89,146         225,913

George R. Coates           10,000                2.89%              15.4375       5/14/06            97,086         246,034

Richard N. Chandler        10,000                2.89%              15.4375       5/14/06            97,086         246,034
===============================================================================================================================

(1)  The Company granted a total of 345,500 during fiscal 1996.
(2) This grant was pursuant to an employment agreement between Melvin N. Miller and NUMAR Corporation, dated July 18, 1996.
(3) These amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date.


     Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End
                                 Option Values

                                                                           Number of Unexercised            Value of Unexercised
                                                                             Options at Fiscal              In-the-Money Options
                                                                                 Year-End                    at Fiscal Year-End
                                                                        ---------------------------      ---------------------------

                            Shares
                         Acquired on                                   Exercis-          Unexercis-         Exercis-    Unexercis-
       Name                Exercise        Value Realized /(1)/          able               able             able          able
------------------------------------------------------------------------------------------------------------------------------------

Melvin N. Miller               0                $    0                  183,101           134,000         $1,147,304     $24,500

Thomas Blades                  0                     0                      0              90,000                0        11,250

Edward P. Delson            13,710               169,438                 36,744            34,500            349,202      40,875

George Coates               39,000               468,688                 23,811            21,500            164,425      29,063

Richard N. Chandler          5,000                63,750                 28,622            21,500            240,600      44,313

(1) Calculated on the basis of the fair market value of the underlying securities at the exercise date minus the exercise price.
(2) In-the-money options are those where the fair market value of the underlying securities exceeds the exercise price of the option. The closing price of the Company's Common Shares on December 31, 1996 was $13 11/16 per share.

Performance Graph

     The graph set forth below compares the cumulative total returns to holders of Common Shares of the Company with the cumulative total return of the NASDAQ Stock Market-US Index and of a peer group selected by the Company for the period beginning April 14, 1994, the date trading first began in the Company's Common Shares on the NASDAQ National Market following the Company's initial public offering, and ending December 31, 1996, assuming the investment in the relevant stock or index was $100 at April 14, 1994 and that all dividends were reinvested. The peer companies were selected by the Company on the basis of their involvement in the oilfield service industry and/or their selection by the underwriters of the Company's initial public offering for purposes of valuing the Company's Common Shares. The peer group is composed of Ambar Inc., Computalog Ltd., Enterra Corporation, Input/Output Inc., Ponder Industries Inc., Scientific Software Intercomp Inc., Smalls Oilfield Services Corp. and Weatherford International Incorporated. Landmark Graphics Corp. was removed from the peer group previously used by the Company due to its acquisition in 1996. The closing market price of the Company's Common Shares as of December 31, 1996 was $13 11/16 per share.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
            FOR THE PERIOD FROM APRIL 14, 1994 TO DECEMBER 31, 1996


                           [LINE GRAPH APPEARS HERE]




================================================================================
                             April 14,  December 30,  December 29,  December 31,
                               1994         1994          1995          1996
--------------------------------------------------------------------------------
NUMAR Corporation              100.0         78.0          89.0         109.5

Peer Group                     100.0         99.1         178.6         158.8

NASDAQ Stock Market - US       100.0        104.3         147.5         181.5
================================================================================

                  COMPENSATION COMMITTEE REPORT ON EXECUTIVE
                                 COMPENSATION

Introduction


    Pursuant to rules established by the Securities and Exchange Commission, the Company is required to provide certain data and information with respect to the compensation provided to the Company's Chief Executive Officer and certain other of its executive officers. In fulfillment of this requirement, the Compensation Committee of the Board of Directors has prepared the following report addressing the Company's executive compensation policies for the fiscal year ended December 31, 1996 for inclusion in this Proxy Statement.

    The Compensation Committee reviews and approves salaries and other matters relating to compensation of the Company's executive officers, including incentives and other forms of compensation and benefits, and administers the Company's 1994 Stock Incentive Plan and the 1995 Employee Stock Purchase Plan. The Compensation Committee is comprised of the following non-employee directors of the Company: Ralph F. Spinnler (Chairman), Barry M. Davis and Seymour G. Mandell.

Compensation Policies

    Historically, the Company's compensation package has consisted of base salary and equity incentives in the form of stock options. In light of the Company's need to secure, retain and motivate management employees of high caliber who possess skills useful to the development and growth of the Company, the Compensation Committee has established the following principles in awarding compensation:

          . Executive and management compensation should be based in part on the Company's performance. Stock options and cash incentive performance bonuses should be used to motivate executives and management to achieve the Company's long-term goals and objectives.

          . Equity ownership by employees, including executive officers, serves to align the interests of employees with the interests of shareholders by providing employees with incentives to build shareholder values.

          . Salaries for each executive officer should be set with reference to the range of salaries for similar positions in comparable companies in the Company's industry, as reported in compensation survey information obtained by the Company from compensation consulting firms.

Base and Cash Incentive Performance Bonus Compensation

    The base compensation paid to the Company's executive officers is influenced significantly by the need to attract and retain management employees with high levels of expertise.

    In the opinion of the Compensation Committee, based upon a survey conducted by an independent consultant and other information available to the Compensation Committee on competitive salaries, the base compensation paid to the Company's executive officers and managers falls within the middle range of salaries for similar positions in comparable oilfield service companies.

    The Company's Annual Cash Bonus Plan (the "Bonus Plan") was established in 1994 to award cash incentive performance bonuses to employees. Under the Bonus Plan, cash incentive bonuses are awarded to management employees, including executive officers, based upon a formula consisting of the accomplishment of certain Company and individual performance goals. For 1995, the Bonus Plan had two Company goals, EBIT (earnings before interest and taxes) and total revenue. For each of EBIT and total revenue, target levels were established for receiving 100% and 50% of the award. If the actual results were below the 50% target level, no cash incentive bonus would be awarded with respect to that component of the bonus formula. The remaining component of the bonus formula consisted of the accomplishment of certain individual goals by management employees of the Company. In general, the Company attempts to establish three individual goals for each management employee which are specific to that employee's position in the Company.

    The amount of the cash incentive bonus to be awarded to each management employee is based upon the responsibility of the employee within the Company. The higher the level of responsibility of the employee, the greater the portion of that employee's base compensation that can be awarded as a cash incentive performance bonus. For 1996, targeted cash incentives ranged from 15% to 70% of the base compensation of a particular employee with the Company's Chief Operating Officer having the highest targeted cash incentive at 70% of his base compensation.

Equity Incentives

    Historically, the Company has relied heavily upon the grant of stock options as part of its compensation policy. The Company believes that the granting of stock options encourages its executive officers and other key employees to achieve long-term goals and objectives that are consistent with results that benefit the Company's shareholders. The Company also believes that the grant of opportunities for an equity stake in the Company is important in attracting and retaining key employees. As a result, in 1996, the Company granted options under its 1994 Stock Incentive Plan to a broad based group of employees, including executive officers, senior managers and other key employees, to purchase a total of 345,500 of the Company's Common Shares, including options to new employees to purchase 20,000 of the Company's Common Shares. The Company intends in 1997 to make additional grants to new and key employees and outside directors under its 1994 Stock Incentive Plan, as amended by Amendment No. 3, if such amendment is approved by the shareholders.

Chief Executive Officer Compensation

    Melvin N. Miller, Chairman of the Board, Chief Executive Officer and President, entered into a five-year employment agreement dated July 18, 1996, the terms of which were determined in accordance with the compensation policies described above. By the terms of the employment agreement, effective January 1, 1997, Dr. Miller's base salary was increased to $225,000, and on January 1, 1998, Dr. Miller's salary will increase to $240,000. As part of the employment agreement, Dr. Miller's bonus potential was increased from 50% to 70% of his salary effective January 1, 1997; he also was awarded 100,000 stock options at an exercise price of $14.1875.


                           THE COMPENSATION COMMITTEE

                          RALPH F. SPINNLER, CHAIRMAN
                                 BARRY M. DAVIS
                               SEYMOUR G. MANDELL

Compensation of Directors

    Under the Company's By-Laws, each director is entitled to receive a fee, in such amount, if any, as may from time to time be fixed by the Board of Directors, for each meeting of the Board or any committee thereof attended by such Board member. Effective May 15, 1995, the Board of Directors adopted amendments to the 1994 Stock Incentive Plan that provide for outside directors to receive certain non-qualified stock options ("NQSOs") for their duties as Board members. Upon election or re-election, each outside director is granted a NQSO to purchase 1,000 Common Shares. In addition, each re-elected outside director who served on a committee in the 12-month period immediately preceding his or her re-election is granted a NQSO to purchase 500 Common Shares.
Finally, a re-elected outside director who served as the chairman of the Board's Audit Committee for more than six months in the 12-month period immediately preceding his or her re-election to the Board is granted an NQSO to purchase an additional 500 Common Shares, and a re-elected outside director who served as the chairman of the Board's Compensation Committee for more than six months in the 12-month period immediately preceding his or her re-election to the Board is granted an additional NQSO to purchase 1,500 Common Shares. The Company also reimburses each Director for all reasonable expenses incurred in traveling to and from the place of each meeting of the Board or committee of the Board.

Certain Change of Control Arrangements

    Pursuant to a resolution of the Company's Board of Directors, the Company has agreed to provide severance pay equal to one year's pay plus continuation of benefits in the event of a termination without cause or a material diminution in nature or scope of authority, powers of action or duty, each following a change in control of the Company, to the Company's Chief Executive Officer and Vice Presidents, including Messrs. Miller, Blades, Chandler, Coates and Prammer. Mr. Delson is entitled to two year's pay and a continuation of benefits for two years.


      PROPOSAL 2.  APPROVAL OF AMENDMENTS TO THE 1994 STOCK INCENTIVE PLAN

    On April 8, 1994, the shareholders approved the 1994 Stock Incentive Plan ("Plan"). The Plan, which is administered by the Compensation Committee of the Board of Directors (the "Committee"), is intended to provide a means whereby the Company may, through the grant of incentive stock options ("ISOs") and NQSOs (collectively, the "Options"), stock appreciation rights ("SARs"), stock subject to restrictions ("Restricted Stock") and stock not subject to restrictions ("Unrestricted Stock") to officers and other Key Employees (as defined in Section 3 of the Plan), to attract and retain such Key Employees and motivate such Key Employees to exercise their best efforts on behalf of the Company. On May 14, 1996, the shareholders approved amendments made to the Plan in order to attract and retain directors who are not officers or employees of the Company or its affiliates (as defined in the Securities Exchange Act of 1934 (the "Exchange Act"), which amendments increased the number of shares issuable pursuant to the Plan and provided for the grant of NQSOs to outside directors pursuant to a formula.

    After an on-going review of the Plan by the Board of Directors of the Company (the "Board"), the Board determined it would be in the best interest of the Company to amend the Plan to increase the number of Common Shares issuable pursuant to the Plan from 650,000 shares to 950,000 shares. The Board also made certain changes to the Plan in light of recent changes to Rule 16b-3 of the Exchange Act, as described below.

    The text of Amendment No. 3 to the Plan (the "Amendment") is attached as Appendix A to this Proxy Statement. The following description of the Amendment is intended merely as a summary of the changes that are being proposed and is qualified in its entirety by reference to the Amendment.

    As of the date of this Proxy Statement, options to purchase 610,600 Common shares, net of cancellations, have been issued under the Plan, leaving approximately 39,400 shares available for issuance. The Company has continued to grow over recent years and the Company's management and the Board believe that the ability to grant Options under the Plan for the purchase of Common Shares of the Company has substantially contributed to the performance of the Company since the adoption of the Plan. The proposed Amendment would authorize a new reserve of shares available for the issuance of Options and other stock awards under the Plan so that the Company's policy of providing equity incentives can continue for the remaining years of the Plan. It is not presently determinable who will receive future Options or other awards under the Plan, since awards are granted by the Committee, in its discretion, from time to time. It is anticipated that most or all of the authorized shares will be issued or will be subject to Options or other awards granted prior to the expiration of the Plan in March 2004.

    The Amendment revises Section 2 of the Plan to delete the restrictions on granting Options or other awards to certain individuals. Under the amended Plan, members of the Committee would be eligible to receive discretionary awards.

    Under the amended Plan, the last sentence of Section 6(c)(2) would be amended such that there would be no restriction on electing to receive cash upon the exercise of SARs for officers and directors of the Company within the meaning of Section 16 of the Exchange Act so long as the underlying Option is exercisable.

    Section 11 of the amended Plan would be revised such that shareholder approval would no longer be required to make certain amendments to the Plan.

    Section 14(d) of the Plan would be amended to permit the granting of transferable NQSOs and Restricted Stock awards, in the Committee's discretion.

    Finally, the Section 14(e) of the Plan would be revised to recognize that the ability to elect withholding of shares to satisfy income tax withholding requirements is no longer treated as a separate derivative security under Rule 16b(-3) of the Exchange Act. Section 14(e) of the Plan would further be amended to allow optionees who are insiders the choice to elect withholding.

    The foregoing proposed amendments to the Plan would be applicable to future Option and award grants only; no amendments are being made to existing Options previously granted pursuant to the Plan.

Federal Income Tax Treatment

    Based on the advice of counsel, the Company believes that, under present Federal tax laws and regulations, the Federal income tax consequences to the Company and to the employees receiving ISOs, NQSOs, SARs, Restricted Stock and Unrestricted Stock pursuant to the Plan are as described below.

    If an Option is treated as an ISO, the optionee will recognize no income upon grant or exercise of the Option unless the alternative minimum tax rules apply. Upon an optionee's sale of the Common Shares (assuming that the sale occurs no sooner than two years after grant of the Option and one year after exercise of the Option), any gain will be taxed to the optionee as long-term capital gain. If the optionee disposes of the Common Shares prior to the expiration of the above holding period, the optionee will recognize ordinary income in an amount generally measured as the difference between the exercise price and the lower of the fair market value of the Common Shares at the exercise date or the sale price of the Common Shares. Any gain or loss recognized on such a disposition of the Common Shares in excess of the amount treated as ordinary income will be characterized as capital gain or loss. The Company will be allowed a business expense deduction to the extent the optionee recognizes ordinary income.

    An optionee will not recognize any taxable income at the time the optionee is granted an NQSO. However, upon exercise of the Option, the optionee will recognize ordinary income for federal income tax purposes in an amount generally measured as the excess of the then fair market value of the Common Shares over the exercise price and the Company will be entitled to a deduction at the time of exercise, in the same amount and at the same time as the optionee recognizes ordinary income. Upon an optionee's sale of such shares, any difference between the sale price and fair market value of such shares on the date of exercise will be treated as capital gain or loss and will qualify for long-term capital gain or loss treatment if the Common Shares have been held for more than one year.

    A person granted an SAR under the Plan will not recognize any taxable income at the time the SAR is granted and the Company will not be entitled to take a deduction at that time. Upon exercise of the SAR, the amount received by the holder of the SAR will be taxable to the holder as ordinary income and the Company will be entitled to a deduction equal to the cash or the fair market value of the shares received.

    In the absence of a Section 83(b) election under the Internal Revenue Code of 1986, as amended (the "Code"), the grant of Restricted Stock does not result in income for the Key Employee or in a deduction for the Company for Federal income tax purposes, assuming the shares transferred are subject to restrictions resulting in a "substantial risk of forfeiture" as intended by the Company. Dividends paid while the stock remains subject to restriction are treated as compensation for Federal income tax purposes. At the time the restrictions lapse, the Key Employee receives ordinary income (treated as compensation), and the Company is entitled to a deduction measured by the fair market value of the shares at the time of lapse over the amount paid for the Restricted Stock (if any).

    Unrestricted Stock is taxable to the Key Employee as ordinary income at the time of the grant. The Key Employee's income is measured by the excess of the fair market value of the shares on the grant date over the amount paid for the Unrestricted Stock (if any). The Company is entitled to a deduction in the same amount.

    The foregoing does not purport to be a complete summary of the effect of Federal income taxation upon holders of Options, SARs, Restricted Stock and Unrestricted Stock or upon the Company. It also does not reflect provisions of the income tax laws of any municipality, state or foreign country in which an optionee may reside.


      PROPOSAL 3.  APPROVAL OF AMENDMENTS TO THE 1995 STOCK PURCHASE PLAN

    The Company adopted its 1995 Employee Stock Purchase Plan (the "Stock Purchase Plan") on March 2, 1995. The Stock Purchase Plan is intended to provide a method whereby Eligible Employees (as defined therein) of the Company and other participating companies will have an opportunity to acquire a proprietary interest in the Company through the purchase of Common Shares of the Company. Options issued under this Plan constitute options issued under an "employee stock purchase plan" within the meaning of section 423 of the Code. The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of section 423 of the Code. Effective June 1, 1995, the Company amended the Stock Purchase Plan to revise certain provisions relating to eligibility.

    After an ongoing review of the Stock Purchase Plan by the Board, the Board determined it would be in the best interest of the Company to amend the Stock Purchase Plan to make certain changes in light of recent changes to Rule 16b-3 of the Exchange Act, as described below. The text of the Second Amendment to the 1995 Stock Purchase Plan ("Second Amendment") is attached as Appendix B to this

Proxy statement. The following description of the Second Amendment is intended merely as a summary of the changes that are being proposed and is qualified in its entirety by reference to the Second Amendment.

    Under the Second Amendment, Section 9(b) of the Stock Purchase Plan would be revised to eliminate the restriction on the delivery of share certificates to insiders. Section 10(b) of the Stock Purchase Plan would also be revised to eliminate the restriction on elections by insiders to withdraw from an Option Term (as defined therein). This change would allow such insiders to be immediately eligible to participate in all subsequent offerings.

    The Second Amendment also would revise Section 15 of the Stock Purchase Plan such that shareholder approval will no longer be required to make certain amendments to the Stock Purchase Plan.

    The foregoing proposed Second Amendment would be applicable to future offerings under the Stock Purchase Plan only; no amendments are being made to existing outstanding options under the Stock Purchase Plan.

Federal Income Tax Treatment

    Based on the advice of counsel, the Company believes that, under present Federal tax laws and regulations, the Federal income tax consequences to the Company and to the employees receiving options under the Stock Purchase Plan are as described below.

    The Stock Purchase Plan is intended to meet the requirements of Section 423 of the Code. Under Section 423 (as of the date of this Proxy Statement), no income will be recognized for Federal income tax purposes by participants when they acquire rights under the Stock Purchase Plan at the beginning of an option offering or upon purchase of shares at the end of an offering. The Company receives no deduction at either the beginning or end of an offering period. If the shares acquired by a participant are disposed of more than two years after the commencement of the Stock Purchase Plan offering in which they are acquired, the participant will recognize ordinary income to the extent of the lesser of:
(a) the amount by which the fair market value of the shares at the commencement of the offering exceeded the price paid for the shares, or (b) the amount by which the fair market value of the shares at the time of disposition exceeded the price paid for the shares. Additional gain, if any, will be treated as a gain resulting from the sale of a capital asset held for more than one year.
The Company receives no deduction if the shares are disposed of more than two years after the commencement of the offering in which they are acquired. If the shares are disposed of within two years from the date of commencement of the applicable Stock Purchase Plan offering period, the participant will recognize ordinary income in the year of disposition in the amount by which the fair market value of the shares on the date of acquisition exceeded the price paid for the shares. Any additional gain or loss on the disposition of the shares is treated as gain or loss on the disposition of a capital asset. The Company may take a deduction in the year a participant makes a disqualifying disposition (i.e., disposes of shares within two years from the date of commencement of the applicable Stock Purchase Plan offering period) to the extent the participant recognizes ordinary income on the disposition.

    The foregoing does not purport to be a complete summary of the effect of Federal income taxation upon employees under the Stock Purchase Plan. It also does not reflect provisions of the income tax laws of any municipality, state or foreign country in which an employee may reside.

      PROPOSAL 4.  RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

    In the absence of instructions to the contrary, proxies will be voted in favor of the reappointment of Coopers & Lybrand L.L.P. as independent accountants of the Company to serve until the next Annual Meeting of Shareholders. The election of independent accountants by the shareholders is not required by law or by the Company's By-laws; however, the Company has decided to submit this matter to the shareholders and believes that it is good practice to do so. A majority of the votes cast in favor of the election of Coopers & Lybrand L.L.P. is necessary to approve this matter. For such purposes, the withholding of authority to vote, an abstention or the specific direction not to cast a vote, such as a broker non-vote, will not constitute the casting of a vote in favor of the election. If a majority of the votes cast on this matter are not cast in favor of the election of Coopers & Lybrand L.L.P., the Company will appoint other independent accountants as soon as is practical and before the close of 1997.

    A representative of Coopers & Lybrand L.L.P. is expected to be present at the Annual Meeting to make a statement if desired and will be available to respond to any appropriate questions.


                             SHAREHOLDER PROPOSALS

    Proposals which shareholders desire to have included in the Company's Proxy Statement for the Annual Meeting in 1998 pursuant to Exchange Act Regulation 14a-8 must be received by the Company on or before December 17, 1997.


                        COST OF SOLICITATION OF PROXIES

    The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, officers and regular employees of the Company may solicit proxies personally and by telephone, telegraph or other means, for which they will receive no compensation in addition to their normal compensation. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company may reimburse them for their reasonable out-of-pocket and clerical expenses.


                          ANNUAL REPORT ON FORM 10-K


    THE COMPANY, UPON REQUEST, WILL FURNISH TO RECORD AND BENEFICIAL HOLDERS OF ITS COMMON SHARES, FREE OF CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K (INCLUDING FINANCIAL STATEMENTS AND SCHEDULES BUT WITHOUT EXHIBITS) FOR FISCAL 1996. COPIES OF EXHIBITS TO THE FORM 10-K ALSO WILL BE FURNISHED UPON REQUEST AND THE PAYMENT OF A REASONABLE FEE. ALL REQUESTS SHOULD BE DIRECTED TO RUTH E. LARSEN, ASSISTANT SECRETARY, AT THE OFFICES OF THE COMPANY SET FORTH ON PAGE ONE OF THIS PROXY STATEMENT.

                                        By Order of the Board of Directors
                                        RUTH E. LARSEN
                                        Assistant Secretary

                                                                      APPENDIX A



                                AMENDMENT NO. 3
                                    TO THE
                  NUMAR CORPORATION 1994 STOCK INCENTIVE PLAN
                  -------------------------------------------



         WHEREAS, Numar Corporation ("Company") maintains the Numar Corporation 1994 Stock Incentive Plan ("Plan");

         WHEREAS, in Section 11 of the Plan the Company's Board of Directors ("Board") reserved the right to amend the Plan at any time subject, in certain circumstances, to shareholder approval;

         WHEREAS, the Board desires to amend the Plan, subject to shareholder approval, to reflect recent changes to Rule 16b-3 under the Securities Exchange Act of 1934;

         NOW, THEREFORE, effective with respect to Awards made on and after March 5, 1997, subject to shareholder approval, the Plan is hereby amended to read as follows:

         1. Section 2 of the Plan is amended to read as follows:

                                   SECTION 2

                                Administration
                                 --------------

         The Plan shall be administered by the Company's Compensation Committee ("Committee"), which shall consist of not less than three (3) directors of the Company who shall be appointed by, and shall serve at the pleasure of, the Company's Board of Directors ("Board"). Each member of such Committee, while serving as such, shall be deemed to be acting in his or her capacity as a director of the Company. Each member of the Committee shall be a "non-employee director," within the meaning of Rule 16b-3(b)(3)(i) under the Securities Exchange Act of 1934 (the "Exchange Act"), and shall also be an "outside director" within the meaning of Treasury Regulation (S) 1.162-27(e)(3), or any successor thereto, under the Code.

         The Committee shall have full and final authority in its absolute discretion, subject to the terms of the Plan, to select the persons to be granted ISOs, NQSOs, SARs, Restricted Stock and Unrestricted Stock (collectively "Awards") under the Plan, to grant Awards on behalf of the Company, and to set the date of grant and the other terms of such Awards. Notwithstanding the foregoing, Awards to Outside Directors shall be as set forth in Section 6A, and the Committee shall not have any discretionary authority with respect thereto.

         The Committee may correct any defect, supply any omission and reconcile any inconsistency in the Plan and in any Award granted hereunder in the manner and to the extent it shall deem desirable. The Committee also shall have the authority to establish such rules and regulations, not inconsistent with the provisions of the Plan, for the proper administration of the Plan, and to amend, modify or rescind any such rules and regulations, and to make such determinations and interpretations under, or in connection with, the Plan, as it deems necessary or advisable. All such rules, regulations, determinations and interpretations shall be binding and conclusive upon the Company, its shareholders and all officers and employees and former officers and employees, and upon their respective legal representatives, beneficiaries, successors and assigns and upon all other persons claiming under or through any of them.

         No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted hereunder.

         2. The first clause of Section 4 is amended to read as follows:

            The number of common shares of the Company, par value $.01 per share ("Common Shares"), that may be subject to Awards under the Plan shall be 950,000 shares, subject to adjustment as hereinafter provided;

         3. The last sentence of subparagraph (2) (SARs) of paragraph (c)
                                                   ----
(Option Agreements and SARs) of Section 6 (Options and SARs) is amended to read
 --------------------------                ----------------
as follows:

    Any SAR shall be exercisable only at a time when the Option to which it is related is exercisable.

         4.  Section 11 is amended to read as follows:

                                   SECTION 11

                    Amendment or Discontinuance of the Plan
                    ---------------------------------------

         At any time and from time to time, the Board may suspend or terminate the Plan or amend it, and the Committee may amend any outstanding Awards, in any respect whatsoever, except that the following amendments shall require the approval by the affirmative votes of holders of at least a majority of the shares present, or represented, and entitled to vote at a duly held meeting of shareholders of the Company:

         (a)  With respect to ISOs, any amendment which would:

              (1) Change the class of employees eligible to participate in the Plan;
              (2) Except as permitted under Section 9 hereof, increase the maximum number of Common Shares with respect to which ISOs may be granted under the Plan; or
              (3) Extend the duration of the Plan under Section 12 hereof with respect to any ISOs granted hereunder;

         (b) Any amendment which would require shareholder approval pursuant to Treasury Regulation (S) 1.162-27(e)(4)(vi), or any successor thereto; and

         (c) Any amendment which would require shareholder approval under Rule 16b-3 under the Exchange Act in order for the Plan to continue to constitute a "formula plan" with respect to Awards made to Outside Directors, unless the Plan is amended in a manner that takes advantage of another method of complying with Rule 16b-3 with respect to Awards made to Outside Directors.

         Notwithstanding the foregoing, no such suspension, discontinuance or amendment shall materially impair the rights of any holder of an outstanding Award without the consent of such holder.

         5.   Paragraph (d) of Section 14 (Miscellaneous) is amended to read as
                                           -------------
follows:

         (d)  Non-Transferability.  No Award (other than an Unrestricted Stock
              -------------------
Award) may be assigned or transferred by the Key Employee or Outside Director other than by will or by the laws of descent and distribution, and during the lifetime of the Key Employee or Outside Director, any Options or related SARs shall be exercisable only by him or her or by his or her guardian or legal representative.

If a Key Employee or Outside Director is married at the time of exercise of an Option and if the Key Employee or Outside Director so requests at the time of exercise, the certificate or certificates issued shall be registered in the name of the Key Employee or Outside Director and his or her spouse, jointly, with right of survivorship. Notwithstanding the foregoing, to the extent expressly provided in the applicable Option Agreement or Restricted Stock Agreement, an NQSO or Restricted Stock Award may be assignable or transferable by the Key Employee or Outside Director.

         6. The first sentence of the second paragraph of paragraph (e) (Withholding and Use of Shares to Satisfy Tax Obligations) of Section 14
 --------------------------------------------------------
(Miscellaneous) is amended to read as follows:
 -------------

         In connection with an Award in the form of Common Shares subject to the withholding requirements of applicable federal tax laws, the Committee, in its discretion (and subject to such withholding rules ("Withholding Rules") as shall be adopted by the Committee), may permit the Key Employee to satisfy the minimum required federal, state and local withholding tax, in whole or in part, by electing to have the Company withhold (or by returning to the Company) Common Shares, which shares shall be valued, for this purpose, at their Fair Market Value on the date of exercise of the Option (or if later, the date on which the Key Employee recognizes ordinary income with respect to such exercise) (the "Determination Date").

         IN WITNESS WHEREOF, NUMAR CORPORATION has caused these presents to be duly executed, under seal, as of this 5th day of March, 1997.

ATTEST:                             NUMAR CORPORATION

[SEAL]


 /s/ Ruth Larsen                                By: /s/ Edward P. Delson
--------------------------                         -----------------------------
Ruth Larsen,                                     Edward P. Delson,
Assistant Secretary                              Senior Vice President

                                                                      APPENDIX B


                               SECOND AMENDMENT
                                    TO THE
                NUMAR CORPORATION 1995 EMPLOYEE STOCK PURCHASE PLAN
                ---------------------------------------------------


         WHEREAS, Numar Corporation ("Company") maintains the Numar Corporation 1995 Employee Stock Purchase Plan ("Plan");

         WHEREAS, in Section 15 of the Plan the Company's Board of Directors ("Board") reserved the right to amend the Plan at any time subject, in certain circumstances, to shareholder approval;

         WHEREAS, the Board desires to amend the Plan, subject to shareholder approval, to reflect recent changes to Rule 16b-3 under the Securities Exchange Act of 1934;

         NOW, THEREFORE, effective with respect to Offerings commencing after March 5, 1997, subject to shareholder approval, the Plan is hereby amended to read as follows:

         1. The second sentence of the first paragraph of Section 3 of the Plan (Administration) is deleted in its entirety.

         2. The last sentence of paragraph (b) of Section 9 of the Plan (Exercise of Option; Delivery of Shares) is deleted in its entirety.

         3. The second sentence of paragraph (b) of Section 10 of the Plan (Abandonment of Option) is deleted in its entirety.

         4. The second sentence of Section 15 of the Plan (Amendment and Termination of the Plan) is amended to read as follows:

         Furthermore, the Plan may not, without the approval of the holders of at least a majority of the Common Shares present, or represented, and entitled to vote at a meeting duly held, be amended in any manner that will (a) change the requirements as to the class of employees eligible to purchase shares under the Plan, or (b) change the number of shares subject to the Plan.

         IN WITNESS WHEREOF, NUMAR CORPORATION has caused these presents to be duly executed, under seal, as of this 5th day of March, 1997.

ATTEST:                                         NUMAR CORPORATION

[SEAL]


/s/ Ruth Larsen                                 By: /s/ Edward P. Delson
--------------------------                         ----------------------------
Ruth Larsen,                                     Edward P. Delson,
Assistant Secretary                              Senior Vice President

                               NUMAR CORPORATION

                                 508 LAPP ROAD
                          MALVERN, PENNSYLVANIA 19355

       PROXY -- ANNUAL MEETING OF SHAREHOLDERS -- WEDNESDAY, MAY 14, 1997

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
  The undersigned hereby appoints Melvin N. Miller and Edward P. Delson as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the Common Shares of NUMAR Corporation held of record by the undersigned on March 31, 1997 at the Annual Meeting of Shareholders to be held on Wednesday, May 14, 1997 or at any adjournment thereof.
1. ELECTION OF DIRECTORS    FOR all nominees listed       WITHHOLD AUTHORITY to
                            below (except as marked to    vote for all nominees
                            the contrary below) [_]       listed below [_]

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)

    Barry M. Davis, David S. Hirsch, Seymour G. Mandell, Melvin N. Miller,
                      James H. Simons, Ralph F. Spinnler

2. PROPOSAL TO APPROVE AMENDMENTS TO THE 1994 STOCK INCENTIVE PLAN.

                   FOR [_]      AGAINST [_]      ABSTAIN [_]

3. PROPOSAL TO APPROVE AMENDMENTS TO THE 1995 EMPLOYEE STOCK PURCHASE PLAN.

                   FOR [_]      AGAINST [_]      ABSTAIN [_]

4. PROPOSAL TO RATIFY THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. AS THE INDEPENDENT PUBLIC ACCOUNTS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 1997.

                   FOR [_]      AGAINST [_]      ABSTAIN [_]

5. In their discretion, the Proxies are authorized, to the extent permitted by the rules of the Securities and Exchange Commission, to vote upon such other business as may properly come before the meeting or any adjournment.

                 (Continued, and to be signed, on Reverse Side)

                          (Continued from other side)

  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF ALL NOMINEES LISTED FOR ELECTION AS DIRECTORS; FOR PROPOSALS 2, 3 and 4; AND IN ACCORDANCE WITH THE PROXIES' BEST JUDGMENT UPON OTHER MATTERS PROPERLY COMING BEFORE THE MEETING AND ANY ADJOURNMENTS THEREOF.

  Please sign exactly as your name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                                           Date
                                                -------------------------------



                                           ------------------------------------
                                                        Signature


                                           ------------------------------------
                                                Signature, if held jointly


      PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE
                              ENCLOSED ENVELOPE.